Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Berkeley Heights, NJ

November 14, 2013

AUTHENTIDATE HOLDING CORP. REPORTS RECORD FIRST QUARTER REVENUES

Strength in Telehealth Sales, VA Rollout, Drive 96% Increase in Revenues and Improved Operating Results

Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced financial results for the three-month period ended September 30, 2013.

Selected highlights for the fiscal first quarter include:

•	Increased revenues approximately 96% to a record $1.8 million compared to $0.9 million for the prior year quarter. This was a 25% sequential increase compared to the fiscal fourth quarter of 2013. Year-over-year and sequential revenue increases from current operations were primarily due to growth from telehealth products and services.

•	Improved operating margins and reduced operating loss and net loss for the quarter compared to the prior year period.

•	Started enrolling patients for our Department of Veterans Affairs (VA) telehealth pilot program for Human Immunodeficiency Virus (HIV) patients and announced new customers for our telehealth and referral management solutions.

Following the end of the quarter the company announced its strong support for the VA’s commitment to telehealth solutions. The VA has continued to expand its focus on using technology for in-home telehealth as demonstrated by its recently released 2014-2020 Draft Strategic Plan, as well as its requested appropriation of $460 million for telehealth for the 2014 fiscal year, an increase of $19 million over the prior year. The company also announced the completion of a private placement transaction from which it received approximately $2.4 million in net proceeds.

Ben Benjamin, Chief Executive Officer of Authentidate, stated, “This was a strong start to our fiscal 2014 year, with record revenues and a continued, steady narrowing of operating and net losses. The acceleration of our growth rate reflects the results of our efforts to deploy our state-of-the-art telehealth platform with the VA, as well as other customers. We have seen a healthy uptick in patient activation, and continue to experience increased demand as healthcare organizations look to improve efficiency and access to care. The simultaneous improvement in our operating and net loss compared to the prior year period demonstrates the value of our business model, which benefits from a relatively fixed cost base. We believe that the strong quarter demonstrates that we are well on our way to realizing our financial objectives for the year, and believe the trends relative to revenue growth and improved operating efficiency are sustainable. We also believe that our recent private placement transaction will position us to more aggressively grow revenues, establish a greater presence in the marketplace and respond to new product orders and opportunities as they arise.”

First Quarter Fiscal 2014 Financial Results

Revenues for the quarter ended September 30, 2013 increased approximately 96% to $1.8 million compared to $0.9 million for the prior year period and increased approximately 25% sequentially from $1.4 million for the fourth quarter of fiscal 2013. These increases were due primarily to increased revenues from telehealth products and services.

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Operating loss for the quarter ended September 30, 2013 was $1.8 million compared to $2.0 million for the prior year period. This decrease reflects the increase in revenues which offset increases in selling and investor relations expenses. Net loss for the quarter was $1.9 million, or $0.09 per share, compared to $2.5 million, or $0.11 per share, for the prior year period. The decrease in net loss for the period is due primarily to higher revenues and a decrease in the non-cash amortization of the debt discount which offset the increase in expenses for the quarter.

Balance Sheet

As of September 30, 2013 cash, cash equivalents and marketable securities were $2.5 million and the company had working capital of $3.2 million.

Mr. Benjamin concluded, “In addition to our relationship with the VA, we also maintained our strategy of delivering our hospital discharge and referral management solutions to customers to help them lower costs and increase efficiencies as they confront ongoing regulatory reforms and industry trends focused on cutting costs while improving patient outcomes. We have a number of RFPs (request for proposals) in the pipeline and believe that as our customers are successful in their bidding processes we will be well positioned to capitalize on these trends as well. The strategic goals of healthcare reform initiatives, including those within the Affordable Care Act, are very much in-line with our offerings, and we believe that these efforts will only drive increased demand for Authentidate’s solutions.”

Conference Call Details

Management will host a conference call on Thursday, November 14, 2013, at 4:30 p.m. ET, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is 877-407-8293 and the dial in number for international callers is 201-689-8349.

Participants may also access a live webcast of the conference call listed on Authentidate’s Investor Events Page at URL: http://www.authentidate.com/investors/investor-events.

A dial-in replay of the call will be available through November 21, 2013. To access the replay, please dial 877-660-6853 in the U.S. and 201-612-7415 internationally, and then enter the conference ID #13572642. After that, a link to replay the webcast of the conference call will be listed on Authentidate’s Investor Events Page at http://www.authentidate.com/investors/investor-events

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine patient vital signs monitoring with a web application that streamlines patient care management. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Media Contacts:

Peter Seltzberg, Hayden IR,

peter@haydenir.com or (646) 415-8972

Brett Maas, Hayden IR,

Brett@haydenir.com or (646) 536-7331

Source: Authentidate Holding Corp.

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	September 30,
	2013	June 30,
(in thousands, except per share data)	(Unaudited)	2013

Assets
Current assets
Cash and cash equivalents	$2,293	$3,505
Restricted cash	256	256
Marketable securities	210	210
Accounts receivable, net	630	566
Inventory	3,273	3,959
Prepaid expenses and other current assets	667	688

Total current assets	7,329	9,184
Property and equipment, net	654	733
Other assets
Licenses, net	2,026	2,082
Other assets	1,173	1,194

Total assets	$11,182	$13,193

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other liabilities	$3,214	$3,459
Senior secured notes, net of unamortized discount	819	724
Deferred revenue	117	150

Total current liabilities	4,150	4,333
Long-term deferred revenue	178	184

Total liabilities	4,328	4,517

Commitments and contingencies
Shareholders’ equity
Preferred stock, $.10 par value; 5,000 shares authorized, Series B, 28 shares and Series D, 665 shares issued and outstanding on September 30, 2013 and June 30, 2013, respectively	69	69
Common stock, $.001 par value; 100,000 shares authorized, 35,360 and 35,339 issued and outstanding on September 30, 2013 and June 30, 2013, respectively	35	35
Additional paid-in capital	197,561	197,409
Accumulated deficit	(190,811)	(188,837)

Total shareholders’ equity	6,854	8,676

Total liabilities and shareholders’ equity	$11,182	$13,193

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Operations Data

(Unaudited)

	Three Months Ended
	September 30,
(in thousands, except per share data)	2013	2012

Revenues
Hosted software services	$639	$667
Telehealth products and services	1,166	254

Total revenues	1,805	921
Operating expenses
Cost of revenues	1,295	700
Selling, general and administrative	1,862	1,736
Product development	241	248
Depreciation and amortization	186	204

Total operating expenses	3,584	2,888

Operating loss	(1,779)	(1,967)
Other (expense) income, net	(95)	(548)

Net loss	(1,874)	(2,515)

Basic and diluted loss per common share	$(0.09)	$(0.11)

Comprehensive operations
Net loss	$(1,874)	$(2,515)

Comprehensive loss	$(1,874)	$(2,515)

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